Exhibit 99.3
Health Catalyst Signs Definitive Agreement to Acquire Top-Rated Cybersecurity Provider, Intraprise Health
Salt Lake City, Utah – November 6, 2024 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced it has signed a definitive agreement to acquire Intraprise Health, LLC (“Intraprise”), a tech-enabled cybersecurity provider offering an end-to-end cybersecurity risk management platform and services to protect its clients from cyberattacks and manage follow-on liability in the event of an incident. Health Catalyst anticipates the acquisition will close in the fourth quarter of 2024.

Intraprise is a leading healthcare cybersecurity company with the highest rating among cybersecurity products and service companies, as shown in KLAS Research’s 2024 Cybersecurity Survey. Together with Health Catalyst, the combined security compliance expertise will offer a broader set of capabilities to help solve Health Catalyst’s clients’ most pressing data and improvement challenges related to information security and risk management. The resulting solution, solely dedicated to healthcare, will enable healthcare leaders to swiftly adopt accurate evaluation, remediation, and response strategies for escalating cyber threats through cyber resilience programs.

Health Catalyst also anticipates that Intraprise will enhance Health Catalyst's offerings by advancing information security strategy and risk data management to incorporate industry security standards and protocols. Health Catalyst expects that this will enable benchmarking that supports comparisons and drives transformational change in healthcare toward effective, best practice-based security standards.

Health Catalyst CEO Dan Burton said, “Cybersecurity is a critically important area for our clients. The addition of Intraprise to Health Catalyst’s existing portfolio of data-driven improvement offerings will help us fortify the support we provide healthcare leaders, specifically addressing the costs associated with risk management at the enterprise level and enhancing analytic capabilities to power more meaningful security insights.”

Intraprise CEO George Pappas said, “Health Catalyst’s next-generation healthcare data and analytics ecosystem, Health Catalyst Ignite™, is well positioned to help power additional foundational capabilities within our offerings. The ecosystem’s key efficiency in data gathering across the enterprise complements our solution to monitor the effectiveness of operational security controls and programs. Together, we can offer further security measures and help our clients realize data-informed improvement in their cybersecurity posture.”

“We’re excited for the meaningful healthcare transformation that can be realized by pairing Intraprise’s AI-powered cybersecurity prowess with the foundation of the Ignite ecosystem. As we support our clients’ fundamental data management and data governance tasks through Ignite, folding in Intraprise’s generative AI to help address complex and evolving third-party risks will have a significant impact on their data-driven efforts, optimizing decision-making and, ultimately, improving healthcare outcomes,” said Health Catalyst Chief Product Officer and Chief Technology Officer Dave Ross.

Health Catalyst funded the transaction with a mix of cash and stock. Additional details regarding the acquisition were included in Health Catalyst’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 6, 2024.

Exhibit 99.3
About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its clients leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

About Intraprise Health
Intraprise Health is the leading compliance and cybersecurity organization that provides a holistic visualization of compliance and security posture for healthcare. Intraprise’s comprehensive services, backed by automation, rapidly integrate into native environments, yielding a comprehensive view of risk–spanning adherence to compliance frameworks, cybersecurity vulnerabilities, and third-party risk.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include statements regarding Health Catalyst’s ability to close and the timing of the closing of the acquisition of Intraprise, its integration with Health Catalyst, and the benefits derived therefrom. Forward-looking statements are subject to risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.
Important risks and uncertainties that could cause actual results to differ materially from Health Catalyst’s expectations, plans and prospects, including the benefits that will be derived from this transaction, include without limitation, the risk of adverse and unpredictable macro-economic conditions and risks related to closing the acquisition and integration of Intraprise. For a detailed discussion of the risk factors that could affect Health Catalyst’s actual results, please refer to the risk factors identified in Health Catalyst’s SEC reports, including, but not limited to, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on November 6, 2024 and the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024. All information provided in this release and in the attachments is as of the date hereof, and Health Catalyst undertakes no duty to update or revise this information unless required by law.
Media Contact:
Amanda Flanders
Senior Vice President of Marketing and Communications
media@healthcatalyst.com